Vonage Holdings Corp.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-131659
May 23, 2006

Allocation Confirmation

Today, the initial public offering (IPO) price for Vonage’s common stock was set.  Please go to the Vonage Customer Directed Share Program website for details and login to learn whether your conditional offer has been accepted and the number of shares, if any, you have been allocated.  To access the login page for the website, click on the Internet address below or copy and paste it into your browser.

www.vonageipo.com

If you have been allocated shares for purchase through the Vonage Customer Directed Share Program, the financial institution at which you opened a limited purpose brokerage account must receive full payment for the shares you have been allocated within 3 business days.  Payment must be made by wire transfer or personal check.  Please note that this financial institution will not accept cash, third party checks (checks written by someone other than yourself), money orders or credit/debit cards.  Full payment instructions are available on the Vonage Customer Directed Share Program website.

Please click here to open the current prospectus, which is located at: http://www.sec.gov/Archives/edgar/data/1272830/000104746906007536/a2169686zs-1a.htm

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov.  Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-869-5224.